Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $39.0 Million, or $1.10 Per Diluted Share, for Fourth Quarter 2020;
Earns $115.9 Million, or $3.26 Per Diluted Share, in 2020;
Declares Quarterly Cash Dividend of $0.41 Per Share

Walla Walla, WA - January 21, 2021 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank and Islanders Bank, today reported net income of $39.0 million, or $1.10 per diluted share, for the fourth quarter 2020, a 7% increase compared to $36.5 million, or $1.03 per diluted share, in the preceding quarter and a 16% increase compared to $33.7 million, or $0.95 per diluted share, in the fourth quarter of 2019.  Net income for 2020 was $115.9 million, or $3.26 per diluted share, compared to $146.3 million, or $4.18 per diluted share for 2019.  Full year 2020 results include $64.3 million in provision for credit losses primarily resulting from the COVID-19 pandemic, compared to $10.0 million in provision for credit losses in 2019. The 2020 results also include $2.1 million of merger and acquisition-related expenses, compared to $7.5 million of merger and acquisition-related expenses for 2019.
Banner also announced that its Board of Directors declared a regular quarterly cash dividend of $0.41 per share.  The dividend will be payable February 16, 2021, to common shareholders of record on February 4, 2021.
“The historic events of 2020 brought serious economic, health and personal challenges to everyone in our footprint and beyond, and our team of professional bankers rose to meet those challenges to support our clients and the communities we serve,” said Mark Grescovich, President and CEO.  “Our core performance for the fourth quarter and for the year reflects the continued execution of our super community bank strategy.  That strategy supports growing new client relationships, adding to our core funding position by growing core deposits, and promoting client loyalty and advocacy through our responsive service model.”
“To provide support for our clients, we have made available several assistance programs,” continued Grescovich.  “During the year, Banner committed $1.5 million to selected Community Development Financial Institutions in support of minority-owned small businesses as well as businesses located in economically disadvantaged rural and urban communities.  Additionally, we funded SBA Paycheck Protection Program or PPP loans totaling nearly $1.15 billion to 9,103 businesses as of year-end, and we are actively participating in the latest SBA PPP loan program that opened in mid-January 2021.  Further, Banner provided deferred payments, or waived interest, for borrowers that were the most impacted by the COVID-19 pandemic.  We will continue to live by our core values, summed up as doing the right thing for our clients, our communities, our colleagues, our company and our shareholders while providing a consistent and reliable source of capital through all economic cycles and changing events.”
“Due to the decrease in loan balances as well as an improvement in the forecasted economic indicators utilized during the current quarter, we recorded a $601,000 recapture to our provision for credit losses during the current quarter.  This compares to a $13.6 million provision for credit losses during the preceding quarter and a $4.0 million provision for loan losses in the fourth quarter a year ago,” said Grescovich.  The allowance for credit losses - loans was 1.69% of total loans and 470% of non-performing loans at December 31, 2020, compared to 1.65% of total loans and 482% of non-performing loans at September 30, 2020.

At December 31, 2020, Banner Corporation had $15.03 billion in assets, $9.70 billion in net loans and $12.57 billion in deposits.  Banner operates 155 branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
COVID-19 Pandemic Update
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SBA Paycheck Protection Program.  The U.S. Small Business Administration (SBA) provides assistance to small businesses impacted by COVID-19 through the Paycheck Protection Program (PPP), which was designed to provide near-term relief to help small businesses sustain operations.  The deadline for PPP loan applications to the SBA under the original PPP was August 8, 2020.  Under this program Banner funded 9,103 applications totaling $1.15 billion of loans in its service area and began processing applications for loan forgiveness in the fourth quarter of 2020.  As of December 31, 2020, Banner had received SBA forgiveness for 595 PPP loans totaling $112.3 million.  In January, Banner began accepting and processing loan applications under the second PPP program enacted in December 2020.

BANR- Fourth Quarter 2020 Results
Januray 21, 2021

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Loan Accommodations. Banner is continuing to offer payment and financial relief programs for borrowers impacted by COVID-19.  These programs include initial loan payment deferrals or interest-only payments for up to 90 days, waived late fees, and, on a more limited basis, waived interest and temporarily suspended foreclosure proceedings.  Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or may be eligible for an additional deferral period for up to 90 days.  In addition, Banner has entered into payment forbearance agreements with other customers for periods of up to six months.  At December 31, 2020, Banner had 158 loans totaling $75.4 million still on deferral.  Of the loans still on deferral, 26 loans totaling $33.9 million have received a second deferral.  Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings through December 31, 2020 pursuant to applicable accounting and regulatory guidance.

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Allowance for Credit Losses - Loans.  Banner recorded a recapture of provision for credit losses of $601,000 for the fourth quarter of 2020. This compares to a $13.6 million provision for credit losses recorded in the preceding quarter and a $4.0 million provision for loan losses recorded in the fourth quarter a year ago.  The recapture of provision for the current quarter primarily reflects the decrease in loan balances while the provision for credit losses recorded in the preceding quarter primarily reflected the deterioration in forecasted economic indicators as a result of the COVID-19 pandemic and for both periods the economic outlook that existed at their respective quarter end.

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Branch Operations, IT Changes and One-Time Expenses.  Banner has begun taking steps to resume more normal branch activities with specific guidelines in place to help safeguard the safety of its clients and personnel.  To further the well-being of staff and customers, Banner implemented measures to allow employees to work from home to the extent practicable.  To facilitate this approach, Banner allocated additional computer equipment to staff and enhanced Banner’s network capabilities with several upgrades.  These expenses plus other expenses incurred in response to the COVID-19 pandemic resulted in $333,000 of related costs during the fourth quarter of 2020, compared to $778,000 of related costs in the third quarter of 2020.  The COVID-19 pandemic response expenses for 2020 were $3.5 million.

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Capital Management.  At December 31, 2020, the tangible common shareholders’ equity to tangible assets* ratio was 8.69% and Banner’s capital was well in excess of all regulatory requirements.  On June 30, 2020, Banner issued and sold in an underwritten offering $100.0 million aggregate principal amount of 5.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (Notes) at a public offering price equal to 100% of the aggregate principal amount of the Notes, resulting in net proceeds, after underwriting discounts and estimated offering expenses, of approximately $98.1 million.  On December 21, 2020, Banner announced that its Board of Directors authorized the repurchase of up to 1,757,781 shares of Banner’s common stock, which is equivalent to approximately 5% of its common stock.

Fourth Quarter 2020 Highlights
•	Revenues decreased to $144.9 million, compared to $149.2 million in the preceding quarter, and increased 4% when compared to $139.8 million in the fourth quarter a year ago.
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Net interest income, before the provision for credit losses, increased to $121.4 million in the fourth quarter of 2020, compared to $121.0 million in the preceding quarter and $119.5 million in the fourth quarter a year ago.

•	Net interest margin was 3.57%, compared to 3.65% in the preceding quarter and 4.20% in the fourth quarter a year ago.
•	Net interest margin on a tax equivalent basis was 3.64%, compared to 3.72% in the preceding quarter and 4.26% in the fourth quarter a year ago.
•	Mortgage banking revenues decreased 35% to $10.7 million, compared to $16.6 million in the preceding quarter, and increased 71% compared to $6.2 million in the fourth quarter a year ago.
•	Return on average assets was 1.04%, compared to 1.01% in the preceding quarter and 1.07% in the fourth quarter a year ago.
•	Net loans receivable decreased to $9.70 billion at December 31, 2020, compared to $10.00 billion at September 30, 2020, and increased 5% when compared to $9.20 billion at December 31, 2019.
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Non-performing assets decreased to $36.5 million, or 0.24% of total assets, at December 31, 2020, compared to $36.7 million, or 0.25% of total assets in the preceding quarter, and decreased from $40.5 million, or 0.32% of total assets, at December 31, 2019.

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The allowance for credit losses - loans was $167.3 million, or 1.69% of total loans receivable, as of December 31, 2020, compared to $168.0 million, or 1.65% of total loans receivable as of September 30, 2020 and $100.6 million or 1.08% of total loans receivable as of December 31, 2019.

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A $1.2 million provision for credit losses - unfunded loan commitments was recorded and the allowance for credit losses - unfunded loan commitments was $13.3 million as of December 31, 2020, compared to $12.1 million as of September 30, 2020 and $2.7 million as of December 31, 2019.

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Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) increased 3% to $11.65 billion at December 31, 2020, compared to $11.30 billion at September 30, 2020, and increased 31% compared to $8.93 billion a year ago.  Core deposits represented 93% of total deposits at December 31, 2020.

•	Dividends to shareholders were $0.41 per share in the quarter ended December 31, 2020.
•	Common shareholders’ equity per share increased 1% to $47.39 at December 31, 2020, compared to $46.83 at the preceding quarter end, and increased 6% from $44.59 a year ago.
•	Tangible common shareholders’ equity per share* increased 2% to $36.17 at December 31, 2020, compared to $35.56 at the preceding quarter end, and increased 9% from $33.33 a year ago.

BANR- Fourth Quarter 2020 Results
Januray 21, 2021

*Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income before provision for loan credit and non-interest income) and the adjusted efficiency ratio (which excludes merger and acquisition-related expenses, COVID-19 expenses, amortization of core deposit intangibles, real estate owned gain (loss), Federal Home Loan Bank (FHLB) prepayment penalties, state/municipal taxes and provision for credit losses - unfunded loan commitments from non-interest expense divided by adjusted revenue) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

Significant Recent Initiatives and Events
On December 11, 2020, Banner completed the consolidation of 15 branches and on September 25, 2020, Banner completed the consolidation of six branches.  As a result, Banner recorded expenses associated with these branch consolidations of $1.7 million and $2.1 million, during the fourth quarter of 2020 and year ended December 31, 2020, respectively.  Client adoption of mobile and digital banking accelerated beginning in the second quarter and has continued since, while physical branch transaction volume declined.  Banner anticipates this shift in client service delivery channel preference will continue after the COVID-19 pandemic social distancing related restrictions have ended.
On July 22, 2020, Banner announced plans to merge Islanders Bank into Banner Bank.  Regulatory approvals for the merger were received in October 2020, and the merger is expected to be completed during the first quarter of 2021.
On November 1, 2019, Banner completed the acquisition of AltaPacific Bancorp (AltaPacific) and its wholly-owned subsidiary, AltaPacific Bank, of Santa Rosa, California.  At closing, AltaPacific Bank had six branch locations, including one in Northern California and five in Southern California.  Pursuant to the previously announced terms, AltaPacific shareholders received 0.2712 shares of Banner common stock in exchange for each share of AltaPacific common stock, plus cash in lieu of any fractional shares and cash to buyout AltaPacific stock options for a total consideration paid of $87.6 million.
The AltaPacific merger was accounted for using the acquisition method of accounting.  Accordingly, the assets (including identifiable intangible assets) and the liabilities of AltaPacific were measured at their respective estimated fair values as of the merger date.  The excess of the purchase price over the fair value of the net assets acquired was attributed to goodwill.  The acquisition provided $425.7 million of assets, $332.4 million of loans, and $313.4 million of deposits to Banner.  During the first quarter of 2020, Banner completed the integration of AltaPacific systems into Banner’s core systems and closure of overlapping branches.
Income Statement Review
Net interest income, before the provision for credit losses, was $121.4 million in the fourth quarter of 2020, compared to $121.0 million in the preceding quarter and $119.5 million in the fourth quarter a year ago.
Banner’s net interest margin on a tax equivalent basis was 3.64% for the fourth quarter of 2020, a 8 basis-point decrease compared to 3.72% in the preceding quarter and a 62 basis-point decrease compared to 4.26% in the fourth quarter a year ago.
“The low interest rate environment continues to put downward pressure on loan yields.  Additionally, the impact of growth in core deposits, resulting in significant growth in low yielding short term investments, adversely impacted our net interest margin,” said Grescovich.  Acquisition accounting adjustments added five basis points to the net interest margin in the current quarter, seven basis points in the preceding quarter and eight basis points in the fourth quarter a year ago.  The total purchase discount for acquired loans was $16.1 million at December 31, 2020, compared to $17.9 million at September 30, 2020, and $25.0 million at December 31, 2019.  For the year ended December 31, 2020, Banner’s net interest margin on a tax equivalent basis was 3.85% compared to 4.35% in 2019.
Average interest-earning asset yields decreased 11 basis points to 3.87% in the fourth quarter compared to 3.98% for the preceding quarter and decreased 88 basis points compared to 4.75% in the fourth quarter a year ago.  Average loan yields increased six basis points to 4.53% compared to 4.47% in the preceding quarter and decreased 65 basis points compared to 5.18% in the fourth quarter a year ago.  The increase in loan yields during the current quarter compared to the preceding quarter was primarily the result of the decline in low yielding SBA PPP loans due to loan repayments from SBA loan forgiveness commencing in the fourth quarter.  Loan discount accretion added seven basis points to loan yields in the fourth quarter of 2020, compared to nine basis points in the preceding quarter and 11 basis points in the fourth quarter a year ago.  Deposit costs were 0.14% in the fourth quarter of 2020, a three basis-point decrease compared to the preceding quarter and a 26 basis-point decrease compared to the fourth quarter a year ago.  The decrease in deposit costs during the current quarter compared to the preceding quarter was primarily the result of decreases in market interest rates earlier this year, as changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rates.  The total cost of

BANR- Fourth Quarter 2020 Results
Januray 21, 2021

funds was 0.24% during the fourth quarter of 2020, a three basis-point decrease compared to the preceding quarter and a 28 basis-point decrease compared to the fourth quarter a year ago.

Banner recorded a $601,000 recapture to its provision for credit losses in the current quarter, compared to a $13.6 million provision for credit losses in the prior quarter and a $4.0 million provision for loan losses in the fourth quarter a year ago, as calculated under the prior incurred loss methodology.  The recapture of provision for the current quarter primarily reflects the decrease in loan balances while the provision for credit losses recorded in the preceding quarter primarily reflected the deterioration in forecasted economic indicators as a result of the COVID-19 pandemic and for both periods the economic outlook that existed at their respective quarter end.
Total non-interest income was $23.5 million in the fourth quarter of 2020, compared to $28.2 million in the preceding quarter and $20.3 million in the fourth quarter a year ago.  Deposit fees and other service charges were $8.3 million in the fourth quarter of 2020, compared to $8.7 million in the preceding quarter and $9.6 million in the fourth quarter a year ago.  The decrease in deposit fees and other service charges from the fourth quarter a year ago is primarily a result of fee waivers and reduced transaction deposit account activity since the start of the COVID-19 pandemic.  Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, decreased to $10.7 million in the fourth quarter, compared to $16.6 million in the preceding quarter and increased from $6.2 million in the fourth quarter of 2019.  The lower mortgage banking revenue quarter-over-quarter primarily reflects seasonal volume decreases as well as a decrease in the gain on sale spread on one- to four-family held for sale loans along with lower multifamily loan sales.  The increases compared to the fourth quarter of 2019 were primarily due to increased production of one- to four-family held-for-sale loans due to increased production related to refinance activity as well as an increase in the gain on sale spreads on one- to four-family held for sale loans partially offset by lower gains on the sale of multifamily held-for-sale loans.  Home purchase activity accounted for 51% of one- to four-family mortgage loan originations in the fourth quarter of 2020, compared to 56% in both the prior quarter and in the fourth quarter of 2019.  For the year ended December 31, 2020, total non-interest income increased 20% to $98.6 million, compared to $81.9 million in 2019.
Banner’s fourth quarter 2020 results included a $1.7 million net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading as a result of the tightening of market spreads during the quarter, and a $197,000 net gain on the sale of securities.  In the preceding quarter, results included a $37,000 net gain for fair value adjustments and a $644,000 net gain on the sale of securities, primarily as a result of the gain recognized on the sale of Visa Class B shares held by Banner.  In the fourth quarter a year ago, results included a $36,000 net loss for fair value adjustments and a $62,000 net gain on the sale of securities.
Banner’s total revenue decreased 3% to $144.9 million for the fourth quarter of 2020, compared to $149.2 million in the preceding quarter, and increased 4% compared to $139.8 million in the fourth quarter a year ago.  For the year, total revenues increased 5% to $579.9 million compared to $550.9 million for the same period one year earlier.  Adjusted revenue* (the total of net interest income before provision for credit losses and total non-interest income excluding the net gain and loss on the sale of securities and the net change in valuation of financial instruments) was $143.0 million in the fourth quarter of 2020, compared to $148.6 million in the preceding quarter and $139.7 million in the fourth quarter of 2019.  For the year ended December 31, 2020, adjusted revenue* was $579.6 million, compared to $551.0 million for the year ended December 31, 2019.
Total non-interest expense was $96.8 million in the fourth quarter of 2020, compared to $91.6 million in the preceding quarter and $93.7 million in the fourth quarter of 2019.  The increase in non-interest expense for the current quarter compared to the prior quarter and the fourth quarter a year ago reflects expenses associated with branch consolidations, primarily included in the salary and employee benefits and occupancy and equipment expense categories.  The increase in non-interest expense for the current quarter compared to the prior quarter and the same quarter a year ago also reflects a $2.5 million accrual related to pending litigation as well as an increase in advertising and marketing expenses.  The year-over-year quarterly increase in non-interest expense reflects an increase in the provision for credit losses - unfunded commitments in the current quarter.  The current quarter includes a $1.2 million of provision for credit losses - unfunded loan commitments compared to a $1.5 million provision for the prior quarter and no provision for the year ago quarter.  The year-over-year quarterly increase also reflects increased salary and employee benefits expense, partially offset by increased capitalized loan origination costs and lower miscellaneous non-interest expense as the fourth quarter of 2019 included $735,000 of expense related to the prepayment of $150 million of FHLB advances.  The year-over-year quarterly decrease in merger and acquisition-related expenses partially offset these increases.  Merger and acquisition-related expenses were $579,000 for the fourth quarter of 2020, compared to $5,000 for the preceding quarter and $4.4 million in the fourth quarter a year ago.  For the year, total non-interest expense was $373.1 million, compared to $357.7 million for the year 2019.  Banner’s efficiency ratio was 66.76% for the current quarter, compared to 61.35% in the preceding quarter and 67.03% in the year ago quarter.  Banner’s adjusted efficiency ratio* was 64.31% for the current quarter, compared to 58.02% in the preceding quarter and 61.19% in the year ago quarter.
For the fourth quarter of 2020, Banner had $9.8 million in state and federal income tax expense for an effective tax rate of 20.2%, reflecting the benefits from tax exempt income.  Banner’s statutory income tax rate is 23.7%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

BANR- Fourth Quarter 2020 Results
Januray 21, 2021

Balance Sheet Review
Total assets increased 3% to $15.03 billion at December 31, 2020, compared to $14.64 billion at September 30, 2020, and increased 19% when compared to $12.60 billion at December 31, 2019.  The total of securities and interest-bearing deposits held at other banks was $3.69 billion at December 31, 2020, compared to $2.63 billion at September 30, 2020 and $1.89 billion at December 31, 2019.  The average effective duration of Banner's securities portfolio was approximately 3.6 years at December 31, 2020, compared to 3.5 years at December 31, 2019.
Net loans receivable decreased 3% to $9.70 billion at December 31, 2020, compared to $10.00 billion at September 30, 2020, and increased 5% when compared to $9.20 billion at December 31, 2019.  The year-over-year increase in net loans reflects the origination of SBA PPP loans, primarily during the second quarter of 2020, which totaled $1.15 billion as of December 31, 2020.  Commercial real estate and multifamily real estate loans decreased to $4.03 billion at December 31, 2020, compared to $4.07 billion at September 30, 2020, and increased 1% compared to $4.01 billion a year ago.  Commercial business loans decreased 6% to $2.92 billion at December 31, 2020, primarily reflecting SBA repayments from the forgiveness of SBA PPP loans during the quarter, compared to $3.11 billion at September 30, 2020, and increased 37% compared to $2.14 billion a year ago primarily due to SBA PPP loans.  Agricultural business loans decreased to $299.9 million at December 31, 2020, compared to $326.2 million three months earlier and $337.3 million a year ago.  Total construction, land and land development loans were $1.29 billion at December 31, 2020, a 2% increase from $1.27 billion at September 30, 2020, and a 5% increase compared to $1.23 billion a year earlier.  Consumer loans decreased to $605.8 million at December 31, 2020, compared to $622.8 million at September 30, 2020, and $664.3 million a year ago.  One- to four-family loans decreased to $717.9 million at December 31, 2020, reflecting held for investment loans being refinanced and sold as held for sale loans, compared to $771.4 million at September 30, 2020, and $925.5 million a year ago.
Loans held for sale were $243.8 million at December 31, 2020, compared to $185.9 million at September 30, 2020, and $210.4 million at December 31, 2019.  The volume of one- to four- family residential mortgage loans sold was $356.6 million in the current quarter, compared to $327.7 million in the preceding quarter and $268.1 million in the fourth quarter a year ago.  During the fourth quarter of 2020, Banner sold $10.4 million in multifamily loans compared to $108.6 million in the preceding quarter and $103.4 million in the fourth quarter a year ago.
Total deposits increased 3% to $12.57 billion at December 31, 2020, compared to $12.22 billion at September 30, 2020, and increased 25% when compared to $10.05 billion a year ago.  The year-over-year increase in total deposits was due primarily to SBA PPP loan funds deposited into client accounts and an increase in general client liquidity due to reduced business investment and consumer spending.  Non-interest-bearing account balances increased 1% to $5.49 billion at December 31, 2020, compared to $5.41 billion at September 30, 2020, and increased 39% compared to $3.95 billion a year ago.  Core deposits increased 3% from the prior quarter and increased 31% compared to a year ago and represented 93% of total deposits at both December 31, 2020 and September 30, 2020.  Certificates of deposit decreased slightly to $915.3 million at December 31, 2020, compared to $915.4 million at September 30, 2020, and decreased 18% compared to $1.12 billion a year earlier.  Banner had no brokered deposits at December 31, 2020 or September 30, 2020, compared to $202.9 million a year ago.  FHLB borrowings totaled $150.0 million at both December 31, 2020 and September 30, 2020, and $450.0 million a year ago.
At December 31, 2020, total common shareholders’ equity was $1.67 billion, or 11.09% of assets, compared to $1.65 billion or 11.25% of assets at September 30, 2020, and $1.59 billion or 12.65% of assets a year ago.  At December 31, 2020, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.27 billion, or 8.69% of tangible assets*, compared to $1.25 billion, or 8.78% of tangible assets, at September 30, 2020, and $1.19 billion, or 9.77% of tangible assets, a year ago.  Banner’s tangible book value per share* increased to $36.17 at December 31, 2020, compared to $33.33 per share a year ago.
Banner and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.”  At December 31, 2020, Banner's common equity Tier 1 capital ratio was 11.25%, its Tier 1 leverage capital to average assets ratio was 9.50%, and its total capital to risk-weighted assets ratio was 14.73%.
Credit Quality
The allowance for credit losses - loans was $167.3 million at December 31, 2020, or 1.69% of total loans receivable outstanding and 470% of non-performing loans, compared to $168.0 million at September 30, 2020, or 1.65% of total loans receivable outstanding and 482% of non-performing loans, and $100.6 million at December 31, 2019, or 1.08% of total loans receivable outstanding and 254% of non-performing loans.  In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $13.3 million at December 31, 2020, compared to $12.1 million at September 30, 2020 and $2.7 million at December 31, 2019.  Net loan charge-offs totaled $93,000 in the fourth quarter of 2020, compared to net loan charge-offs of $2.0 million in the preceding quarter and $1.2 million of net charge-offs in the fourth quarter a year ago.  Banner recorded a $601,000 recapture of provision for credit losses in the current quarter, compared to a $13.6 million provision for credit losses in the prior quarter and a $4.0 million provision for loan losses in the year ago quarter.  The recapture of provision for the current quarter primarily reflects the decrease in loan balances while the provision for credit losses recorded in the preceding quarter primarily reflected the deterioration in forecasted economic indicators, as a result of the COVID-19 pandemic, and for both periods the economic outlook that existed at their respective quarter end.  Non-performing loans were $35.6 million at December 31, 2020, compared to $34.8 million at September 30, 2020, and $39.6 million a year ago.  Real estate owned and other repossessed assets were $867,000 at December 31, 2020, compared to $1.8 million at September 30, 2020, and $936,000 a year ago.

BANR- Fourth Quarter 2020 Results
Januray 21, 2021

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net purchase discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses.  Credit discounts are included in the determination of fair value, and as a result, no allowance for credit losses is recorded for acquired loans at the acquisition date.  At December 31, 2020, the total purchase discount for acquired loans was $16.1 million.
Banner’s total substandard loans were $340.2 million at December 31, 2020, compared to $423.2 million at September 30, 2020, and $113.4 million a year ago.  The quarter over quarter decrease reflects the payoff of substandard loans as well as risk rating upgrades as certain industries impacted by the COVID-19 pandemic have begun to stabilize.
Banner’s total non-performing assets were $36.5 million, or 0.24% of total assets, at December 31, 2020, compared to $36.7 million, or 0.25% of total assets, at September 30, 2020, and $40.5 million, or 0.32% of total assets, a year ago.
Conference Call
Banner will host a conference call on Friday, January 22, 2021, at 8:00 a.m. PST, to discuss its fourth quarter  and 2020 results.  To listen to the call on-line, go to www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10150695, or at www.bannerbank.com.
About the Company
Banner Corporation is a $15.03 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
The COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1)  the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (2) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) the ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (11) the costs, effects and outcomes of litigation; (12) legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) future acquisitions by Banner of other depository institutions or lines of business; (15) future goodwill impairment due to changes in Banner’s business, changes in market conditions, including as a result of the COVID-19 pandemic or other factors; and (16) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR- Fourth Quarter 2020 Results
Januray 21, 2021

RESULTS OF OPERATIONS	Quarters Ended			Twelve Months Ended
(in thousands except shares and per share data)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019

INTEREST INCOME:
Loans receivable	$115,545	$116,716	$120,915	$466,360	$471,473
Mortgage-backed securities	7,438	7,234	8,924	31,792	38,640
Securities and cash equivalents	6,170	5,631	3,570	20,994	15,574
	129,153	129,581	133,409	519,146	525,687
INTEREST EXPENSE:
Deposits	4,392	5,179	9,950	25,015	37,630
Federal Home Loan Bank advances	987	988	2,281	5,023	12,234
Other borrowings	121	128	121	603	330
Junior subordinated debentures and subordinated notes	2,216	2,260	1,566	7,204	6,574
	7,716	8,555	13,918	37,845	56,768
Net interest income before (recapture)/provision for credit losses	121,437	121,026	119,491	481,301	468,919
(RECAPTURE)/PROVISION FOR CREDIT LOSSES	(601)	13,641	4,000	64,316	10,000
Net interest income	122,038	107,385	115,491	416,985	458,919
NON-INTEREST INCOME:
Deposit fees and other service charges	8,293	8,742	9,637	34,384	46,632
Mortgage banking operations	10,690	16,562	6,248	51,581	22,215
Bank-owned life insurance	1,319	1,286	1,170	5,972	4,645
Miscellaneous	1,306	951	3,201	6,323	8,624
	21,608	27,541	20,256	98,260	82,116
Net gain on sale of securities	197	644	62	1,012	33
Net change in valuation of financial instruments carried at fair value	1,704	37	(36)	(656)	(208)
Total non-interest income	23,509	28,222	20,282	98,616	81,941
NON-INTEREST EXPENSE:
Salary and employee benefits	60,906	61,171	57,050	245,400	226,409
Less capitalized loan origination costs	(9,415)	(8,517)	(8,797)	(34,848)	(28,934)
Occupancy and equipment	14,248	13,022	13,377	53,362	52,390
Information / computer data services	6,402	6,090	6,202	24,386	22,458
Payment and card processing services	3,960	4,044	4,638	16,095	16,993
Professional and legal expenses	5,643	2,368	2,262	12,093	9,736
Advertising and marketing	2,828	1,105	2,021	6,412	7,836
Deposit insurance expense	1,548	1,628	1,608	6,516	2,840
State/municipal business and use taxes	1,071	1,196	917	4,355	3,880
Real estate operations	(283)	(11)	40	(190)	303
Amortization of core deposit intangibles	1,865	1,864	2,061	7,732	8,151
Provision for credit losses - unfunded loan commitments	1,203	1,539	—	3,559	—
Miscellaneous	5,871	5,285	7,892	22,712	28,122
	95,847	90,784	89,271	367,584	350,184
COVID-19 expenses	333	778	—	3,502	—
Merger and acquisition-related expenses	579	5	4,419	2,062	7,544
Total non-interest expense	96,759	91,567	93,690	373,148	357,728
Income before provision for income taxes	48,788	44,040	42,083	142,453	183,132
PROVISION FOR INCOME TAXES	9,831	7,492	8,428	26,525	36,854
NET INCOME	$38,957	$36,548	$33,655	$115,928	$146,278
Earnings per share available to common shareholders:
Basic	$1.11	$1.04	$0.96	$3.29	$4.20
Diluted	$1.10	$1.03	$0.95	$3.26	$4.18
Cumulative dividends declared per common share	$0.41	$0.41	$1.41	$1.23	$2.64
Weighted average common shares outstanding:
Basic	35,200,769	35,193,109	35,188,399	35,264,252	34,868,434
Diluted	35,425,810	35,316,679	35,316,736	35,528,848	34,967,684
Increase (decrease) in common shares outstanding	632	669	1,578,219	(592,376)	568,804

BANR - Fourth Quarter 2020 Results
January 21, 2021

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$311,899	$289,144	$234,359	7.9%	33.1%
Interest-bearing deposits	922,284	416,394	73,376	121.5%	1,156.9%
Total cash and cash equivalents	1,234,183	705,538	307,735	74.9%	301.1%
Securities - trading	24,980	23,276	25,636	7.3%	(2.6)%
Securities - available for sale	2,322,593	1,758,384	1,551,557	32.1%	49.7%
Securities - held to maturity	421,713	429,033	236,094	(1.7)%	78.6%
Total securities	2,769,286	2,210,693	1,813,287	25.3%	52.7%
Equity securities	—	450,255	—	(100.0)%	nm
Federal Home Loan Bank stock	16,358	16,363	28,342	—%	(42.3)%
Loans held for sale	243,795	185,938	210,447	31.1%	15.8%
Loans receivable	9,870,982	10,163,917	9,305,357	(2.9)%	6.1%
Allowance for credit losses - loans	(167,279)	(167,965)	(100,559)	(0.4)%	66.3%
Net loans receivable	9,703,703	9,995,952	9,204,798	(2.9)%	5.4%
Accrued interest receivable	46,617	48,321	37,962	(3.5)%	22.8%
Real estate owned held for sale, net	816	1,795	814	(54.5)%	0.2%
Property and equipment, net	164,556	171,576	178,008	(4.1)%	(7.6)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	21,426	23,291	29,158	(8.0)%	(26.5)%
Bank-owned life insurance	191,830	191,755	192,088	—%	(0.1)%
Other assets	265,932	267,477	228,271	(0.6)%	16.5%
Total assets	$15,031,623	$14,642,075	$12,604,031	2.7%	19.3%
LIABILITIES
Deposits:
Non-interest-bearing	$5,492,924	$5,412,570	$3,945,000	1.5%	39.2%
Interest-bearing transaction and savings accounts	6,159,052	5,887,419	4,983,238	4.6%	23.6%
Interest-bearing certificates	915,320	915,352	1,120,403	—%	(18.3)%
Total deposits	12,567,296	12,215,341	10,048,641	2.9%	25.1%
Advances from Federal Home Loan Bank	150,000	150,000	450,000	—%	(66.7)%
Customer repurchase agreements and other borrowings	184,785	176,983	118,474	4.4%	56.0%
Subordinated notes, net	98,201	98,114	—	0.1%	nm
Junior subordinated debentures at fair value	116,974	109,821	119,304	6.5%	(2.0)%
Accrued expenses and other liabilities	202,643	200,038	227,889	1.3%	(11.1)%
Deferred compensation	45,460	45,249	45,689	0.5%	(0.5)%
Total liabilities	13,365,359	12,995,546	11,009,997	2.8%	21.4%
SHAREHOLDERS’ EQUITY
Common stock	1,349,879	1,347,612	1,373,940	0.2%	(1.8)%
Retained earnings	247,316	222,959	186,838	10.9%	32.4%
Other components of shareholders’ equity	69,069	75,958	33,256	(9.1)%	107.7%
Total shareholders’ equity	1,666,264	1,646,529	1,594,034	1.2%	4.5%
Total liabilities and shareholders’ equity	$15,031,623	$14,642,075	$12,604,031	2.7%	19.3%
Common Shares Issued:
Shares outstanding at end of period	35,159,200	35,158,568	35,751,576
Common shareholders’ equity per share (1)	$47.39	$46.83	$44.59
Common shareholders’ tangible equity per share (1) (2)	$36.17	$35.56	$33.33
Common shareholders’ tangible equity to tangible assets (2)	8.69%	8.78%	9.77%
Consolidated Tier 1 leverage capital ratio	9.50%	9.56%	10.71%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders’ tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the final two pages of the press release tables.

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner-occupied	$1,076,467	$1,049,877	$980,021	2.5%	9.8%
Investment properties	1,955,684	1,991,258	2,024,988	(1.8)%	(3.4)%
Small balance CRE	573,849	597,971	613,484	(4.0)%	(6.5)%
Multifamily real estate	428,223	426,659	388,388	0.4%	10.3%
Construction, land and land development:
Commercial construction	228,937	220,285	210,668	3.9%	8.7%
Multifamily construction	305,527	291,105	233,610	5.0%	30.8%
One- to four-family construction	507,810	518,085	544,308	(2.0)%	(6.7)%
Land and land development	248,915	240,803	245,530	3.4%	1.4%
Commercial business:
Commercial business	2,178,461	2,343,619	1,364,650	(7.0)%	59.6%
Small business scored	743,451	763,824	772,657	(2.7)%	(3.8)%
Agricultural business, including secured by farmland	299,949	326,169	337,271	(8.0)%	(11.1)%
One- to four-family residential	717,939	771,431	925,531	(6.9)%	(22.4)%
Consumer:
Consumer—home equity revolving lines of credit	491,812	504,523	519,336	(2.5)%	(5.3)%
Consumer—other	113,958	118,308	144,915	(3.7)%	(21.4)%
Total loans receivable	$9,870,982	$10,163,917	$9,305,357	(2.9)%	6.1%
Restructured loans performing under their restructured terms	$6,673	$5,790	$6,466
Loans 30 - 89 days past due and on accrual	$12,291	$18,158	$20,178
Total delinquent loans (including loans on non-accrual), net	$36,131	$37,464	$38,322
Total delinquent loans / Total loans receivable	0.37%	0.37%	0.41%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Dec 31, 2020		Sep 30, 2020	Dec 31, 2019	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$4,647,553	47.0%	$4,767,113	$4,364,764	(2.5)%	6.5%
California	2,279,749	23.1%	2,316,739	2,129,789	(1.6)%	7.0%
Oregon	1,792,156	18.2%	1,858,465	1,650,704	(3.6)%	8.6%
Idaho	537,996	5.5%	576,983	530,016	(6.8)%	1.5%
Utah	80,704	0.8%	76,314	60,958	5.8%	32.4%
Other	532,824	5.4%	568,303	569,126	(6.2)%	(6.4)%
Total loans receivable	$9,870,982	100.0%	$10,163,917	$9,305,357	(2.9)%	6.1%

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

The following table shows loan originations (excluding loans held for sale) activity for the quarters ending December 31, 2020, September 30, 2020, and December 31, 2019 and the twelve months ending December 31, 2020 and December 31, 2019 (in thousands).
LOAN ORIGINATIONS	Quarters Ended			Twelve Months Ended
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Commercial real estate	$93,838	$74,400	$165,064	$356,361	$428,936
Multifamily real estate	7,900	2,664	20,035	27,119	71,124
Construction and land	515,280	412,463	530,193	1,588,311	1,433,313
Commercial business:
Commercial business	133,112	128,729	228,050	628,981	840,237
SBA PPP	—	24,848	—	1,176,018	—
Agricultural business	11,552	16,990	25,993	76,096	85,663
One-to four-family residential	28,402	32,733	30,432	116,713	112,165
Consumer	97,416	132,100	70,539	423,526	350,601
Total loan originations (excluding loans held for sale)	$887,500	$824,927	$1,070,306	$4,393,125	$3,322,039

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended			Twelve Months Ended
CHANGE IN THE	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
ALLOWANCE FOR CREDIT LOSSES - LOANS
Balance, beginning of period	$167,965	$156,352	$97,801	$100,559	$96,485
Beginning balance adjustment for adoption of ASC 326	—	—	—	7,812	—
(Recapture)/provision for credit losses - loans	(593)	13,641	4,000	64,285	10,000
Recoveries of loans previously charged off:
Commercial real estate	31	23	199	275	476
Construction and land	—	—	—	105	208
One- to four-family real estate	194	94	159	467	561
Commercial business	2,444	246	225	3,265	625
Agricultural business, including secured by farmland	51	—	10	1,823	47
Consumer	90	82	61	328	548
	2,810	445	654	6,263	2,465
Loans charged off:
Commercial real estate	(1,375)	(379)	—	(1,854)	(1,138)
Multifamily real estate	—	—	—	(66)	—
Construction and land	—	—	(45)	(100)	(45)
One- to four-family real estate	—	(72)	—	(136)	(86)
Commercial business	(1,019)	(1,297)	(1,180)	(7,253)	(4,171)
Agricultural business, including secured by farmland	(37)	(492)	(4)	(591)	(911)
Consumer	(472)	(233)	(667)	(1,640)	(2,040)
	(2,903)	(2,473)	(1,896)	(11,640)	(8,391)
Net charge-offs	(93)	(2,028)	(1,242)	(5,377)	(5,926)
Balance, end of period	$167,279	$167,965	$100,559	$167,279	$100,559
Net charge-offs / Average loans receivable	(0.001)%	(0.019)%	(0.013)%	(0.053)	(0.066)%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES - LOANS	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Specific or allocated credit loss allowance:
Commercial real estate	$57,791	$59,705	$30,591
Multifamily real estate	3,893	3,256	4,754
Construction and land	41,295	39,477	22,994
One- to four-family real estate	9,913	12,868	4,136
Commercial business	35,007	35,369	23,370
Agricultural business, including secured by farmland	4,914	5,051	4,120
Consumer	14,466	12,239	8,202
Total allocated	167,279	167,965	98,167
Unallocated	—	—	2,392
Total allowance for credit losses - loans	$167,279	$167,965	$100,559
Allowance for credit losses - loans / Total loans receivable	1.69%	1.65%	1.08%
Allowance for credit losses - loans / Non-performing loans	470%	482%	254%

BANR - Fourth Quarter 2020 Results
January 21, 2021

	Quarters Ended			Twelve Months Ended
CHANGE IN THE	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$12,094	$10,555	$2,599	$2,716	$2,599
Beginning balance adjustment for adoption of ASC 326	—	—	—	7,022	—
Provision for credit losses - unfunded loan commitments	1,203	1,539	—	3,559	—
Additions through acquisitions	—	—	117	—	117
Balance, end of period	$13,297	$12,094	$2,716	$13,297	$2,716

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$18,199	$7,824	$5,952
Multifamily	—	—	85
Construction and land	936	937	1,905
One- to four-family	3,556	2,978	3,410
Commercial business	5,407	14,867	23,015
Agricultural business, including secured by farmland	1,743	2,066	661
Consumer	2,719	2,896	2,473
	32,560	31,568	37,501
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	—	89
Construction and land	—	—	332
One- to four-family	1,899	2,649	877
Commercial business	1,025	425	401
Consumer	130	181	398
	3,054	3,255	2,097
Total non-performing loans	35,614	34,823	39,598
Real estate owned (REO)	816	1,795	814
Other repossessed assets	51	37	122
Total non-performing assets	$36,481	$36,655	$40,534
Total non-performing assets to total assets	0.24%	0.25%	0.32%

	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
LOANS BY CREDIT RISK RATING

Pass	$9,494,147	$9,699,098	$9,130,662
Special Mention	36,598	41,575	61,189
Substandard	340,237	423,244	113,448
Doubtful	—	—	58
Total	$9,870,982	$10,163,917	$9,305,357

	Quarters Ended			Twelve Months Ended
REAL ESTATE OWNED	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Balance, beginning of period	$1,795	$2,400	$228	$814	$2,611
Additions from loan foreclosures	—	—	—	1,588	109
Additions from acquisitions	—	—	650	—	650
Proceeds from dispositions of REO	(1,555)	(707)	(105)	(2,360)	(2,588)
Gain (loss) on sale of REO	603	120	41	819	32
Valuation adjustments in the period	(27)	(18)	—	(45)	—
Balance, end of period	$816	$1,795	$814	$816	$814

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$5,492,924	$5,412,570	$3,945,000	1.5%	39.2%
Interest-bearing checking	1,569,435	1,434,224	1,280,003	9.4%	22.6%
Regular savings accounts	2,398,482	2,332,287	1,934,041	2.8%	24.0%
Money market accounts	2,191,135	2,120,908	1,769,194	3.3%	23.8%
Total interest-bearing transaction and savings accounts	6,159,052	5,887,419	4,983,238	4.6%	23.6%
Total core deposits	11,651,976	11,299,989	8,928,238	3.1%	30.5%
Interest-bearing certificates	915,320	915,352	1,120,403	—%	(18.3)%
Total deposits	$12,567,296	$12,215,341	$10,048,641	2.9%	25.1%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Dec 31, 2020		Sep 30, 2020	Dec 31, 2019	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,058,404	56.2%	$6,820,329	$5,861,809	3.5%	20.4%
Oregon	2,604,908	20.7%	2,486,760	2,006,163	4.8%	29.8%
California	2,237,949	17.8%	2,254,681	1,698,289	(0.7)%	31.8%
Idaho	666,035	5.3%	653,571	482,380	1.9%	38.1%
Total deposits	$12,567,296	100.0%	$12,215,341	$10,048,641	2.9%	25.1%

INCLUDED IN TOTAL DEPOSITS	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Public non-interest-bearing accounts	$175,352	$142,415	$111,015
Public interest-bearing transaction & savings accounts	127,523	117,514	133,403
Public interest-bearing certificates	59,127	54,219	35,184
Total public deposits	$362,002	$314,148	$279,602
Total brokered deposits	$—	$—	$202,884

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF DECEMBER 31, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,608,387	14.73%	$873,472	8.00%	$1,091,840	10.00%
Tier 1 capital to risk-weighted assets	1,371,736	12.56%	655,104	6.00%	655,104	6.00%
Tier 1 leverage capital to average assets	1,371,736	9.50%	577,331	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,228,236	11.25%	491,328	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,438,012	13.39%	859,260	8.00%	1,074,075	10.00%
Tier 1 capital to risk-weighted assets	1,303,590	12.14%	644,445	6.00%	859,260	8.00%
Tier 1 leverage capital to average assets	1,303,590	9.22%	565,620	4.00%	707,025	5.00%
Common equity tier 1 capital to risk-weighted assets	1,303,590	12.14%	483,334	4.50%	698,149	6.50%
Islanders Bank:
Total capital to risk-weighted assets	29,333	15.65%	14,997	8.00%	18,747	10.00%
Tier 1 capital to risk-weighted assets	26,983	14.39%	11,248	6.00%	14,997	8.00%
Tier 1 leverage capital to average assets	26,983	7.87%	13,720	4.00%	17,150	5.00%
Common equity tier 1 capital to risk-weighted assets	26,983	14.39%	8,436	4.50%	12,185	6.50%

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$110,414	$976	3.52%	$161,385	$1,535	3.78%	$202,686	$2,048	4.01%
Mortgage loans	7,251,101	84,634	4.64%	7,339,181	88,011	4.77%	7,134,231	93,653	5.21%
Commercial/agricultural loans	2,752,352	29,145	4.21%	2,862,291	26,396	3.67%	1,853,447	23,829	5.10%
Consumer and other loans	135,498	2,057	6.04%	140,493	2,195	6.22%	169,197	2,685	6.30%
Total loans(1)(3)	10,249,365	116,812	4.53%	10,503,350	118,137	4.47%	9,359,561	122,215	5.18%
Mortgage-backed securities	1,429,635	7,536	2.10%	1,250,759	7,333	2.33%	1,371,438	9,024	2.61%
Other securities	975,166	6,634	2.71%	884,916	6,036	2.71%	418,767	3,032	2.87%
Equity securities	234,822	64	0.11%	379,483	186	0.19%	—	—	—%
Interest-bearing deposits with banks	611,234	219	0.14%	171,894	123	0.28%	107,959	531	1.95%
FHLB stock	16,361	162	3.94%	16,363	163	3.96%	26,036	376	5.73%
Total investment securities (3)	3,267,218	14,615	1.78%	2,703,415	13,841	2.04%	1,924,200	12,963	2.67%
Total interest-earning assets	13,516,583	131,427	3.87%	13,206,765	131,978	3.98%	11,283,761	135,178	4.75%
Non-interest-earning assets	1,349,055			1,259,816			1,152,751
Total assets	$14,865,638			$14,466,581			$12,436,512
Deposits:
Interest-bearing checking accounts	$1,483,183	315	0.08%	$1,413,085	321	0.09%	$1,228,936	564	0.18%
Savings accounts	2,375,015	691	0.12%	2,251,294	813	0.14%	1,999,656	2,027	0.40%
Money market accounts	2,165,960	1,047	0.19%	2,096,037	1,224	0.23%	1,607,954	2,842	0.70%
Certificates of deposit	916,286	2,339	1.02%	966,028	2,821	1.16%	1,189,530	4,517	1.51%
Total interest-bearing deposits	6,940,444	4,392	0.25%	6,726,444	5,179	0.31%	6,026,076	9,950	0.66%
Non-interest-bearing deposits	5,499,240	—	—%	5,340,688	—	—%	3,959,097	—	—%
Total deposits	12,439,684	4,392	0.14%	12,067,132	5,179	0.17%	9,985,173	9,950	0.40%
Other interest-bearing liabilities:
FHLB advances	150,000	987	2.62%	150,000	988	2.62%	387,435	2,281	2.34%
Other borrowings	187,560	121	0.26%	177,628	128	0.29%	126,782	121	0.38%
Junior subordinated debentures and subordinated notes	247,944	2,216	3.56%	247,944	2,260	3.63%	145,339	1,566	4.27%
Total borrowings	585,504	3,324	2.26%	575,572	3,376	2.33%	659,556	3,968	2.39%
Total funding liabilities	13,025,188	7,716	0.24%	12,642,704	8,555	0.27%	10,644,729	13,918	0.52%
Other non-interest-bearing liabilities(2)	195,965			193,256			189,682
Total liabilities	13,221,153			12,835,960			10,834,411
Shareholders’ equity	1,644,485			1,630,621			1,602,101
Total liabilities and shareholders’ equity	$14,865,638			$14,466,581			$12,436,512
Net interest income/rate spread (tax equivalent)		$123,711	3.63%		$123,423	3.71%		$121,260	4.23%
Net interest margin (tax equivalent)			3.64%			3.72%			4.26%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,274)			(2,397)			(1,769)
Net interest income and margin, as reported		$121,437	3.57%		$121,026	3.65%		$119,491	4.20%
Additional Key Financial Ratios:
Return on average assets			1.04%			1.01%			1.07%
Return on average equity			9.42%			8.92%			8.33%
Average equity/average assets			11.06%			11.27%			12.88%
Average interest-earning assets/average interest-bearing liabilities			179.60%			180.86%			168.78%
Average interest-earning assets/average funding liabilities			103.77%			104.46%			106.00%
Non-interest income/average assets			0.63%			0.78%			0.65%
Non-interest expense/average assets			2.59%			2.52%			2.99%
Efficiency ratio(4)			66.76%			61.35%			67.03%
Adjusted efficiency ratio(5)			64.31%			58.02%			61.19%

BANR - Fourth Quarter 2020 Results
January 21, 2021

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)
Tax-exempt income is calculated on a tax equivalent basis.  The tax equivalent yield adjustment to interest earned on loans was $1.3 million, $1.4 million, and $1.3 million for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively.  The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.0 million, $976,000, and $469,000 for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively.

(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)	Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the non-GAAP Financial Measures on the final two pages of the press release tables.

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Twelve Months Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Held for sale loans	$144,220	$5,482	3.80%	$126,086	$5,343	4.24%
Mortgage loans	7,303,584	352,878	4.83%	6,911,067	363,241	5.26%
Commercial/agricultural loans	2,526,177	103,700	4.11%	1,784,468	95,915	5.37%
Consumer and other loans	147,827	9,208	6.23%	176,373	11,230	6.37%
Total loans(1)(3)	10,121,808	471,268	4.66%	8,997,994	475,729	5.29%
Mortgage-backed securities	1,330,355	32,188	2.42%	1,368,927	38,809	2.83%
Other securities	777,378	21,839	2.81%	441,402	13,926	3.15%
Equity securities	182,846	373	0.20%	169	8	4.73%
Interest-bearing deposits with banks	272,725	907	0.33%	72,579	1,649	2.27%
FHLB stock	18,952	947	5.00%	29,509	1,407	4.77%
Total investment securities(3)	2,582,256	56,254	2.18%	1,912,586	55,799	2.92%
Total interest-earning assets	12,704,064	527,522	4.15%	10,910,580	531,528	4.87%
Non-interest-earning assets	1,262,170			1,078,108
Total assets	$13,966,234			$11,988,688
Deposits:
Interest-bearing checking accounts	$1,385,252	1,479	0.11%	$1,188,985	2,224	0.19%
Savings accounts	2,194,418	4,257	0.19%	1,890,467	8,310	0.44%
Money market accounts	1,996,870	6,275	0.31%	1,534,909	10,693	0.70%
Certificates of deposit	1,030,722	13,004	1.26%	1,175,942	16,403	1.39%
Total interest-bearing deposits	6,607,262	25,015	0.38%	5,790,303	37,630	0.65%
Non-interest-bearing deposits	4,929,768	—	—%	3,751,878	—	—%
Total deposits	11,537,030	25,015	0.22%	9,542,181	37,630	0.39%
Other interest-bearing liabilities:
FHLB advances	215,093	5,023	2.34%	477,796	12,234	2.56%
Other borrowings	193,862	603	0.31%	122,343	330	0.27%
Junior subordinated debentures and subordinated notes	198,490	7,204	3.63%	141,504	6,574	4.65%
Total borrowings	607,445	12,830	2.11%	741,643	19,138	2.58%
Total funding liabilities	12,144,475	37,845	0.31%	10,283,824	56,768	0.55%
Other non-interest-bearing liabilities(2)	197,422			164,318
Total liabilities	12,341,897			10,448,142
Shareholders’ equity	1,624,337			1,540,546
Total liabilities and shareholders’ equity	$13,966,234			$11,988,688
Net interest income/rate spread (tax equivalent)		$489,677	3.84%		$474,760	4.32%
Net interest margin (tax equivalent)			3.85%			4.35%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(8,376)			(5,841)
Net interest income and margin, as reported		$481,301	3.79%		$468,919	4.30%
Additional Key Financial Ratios:
Return on average assets			0.83%			1.22%
Return on average equity			7.14%			9.50%
Average equity/average assets			11.63%			12.85%
Average interest-earning assets/average interest-bearing liabilities		`	176.09%			167.03%
Average interest-earning assets/average funding liabilities			104.61%			106.09%
Non-interest income/average assets			0.71%			0.68%
Non-interest expense/average assets			2.67%			2.98%
Efficiency ratio(4)			64.35%			64.94%
Adjusted efficiency ratio(5)			60.76%			61.18%

BANR - Fourth Quarter 2020 Results
January 21, 2021

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)
Tax-exempt income is calculated on a tax equivalent basis.  The tax equivalent yield adjustment to interest earned on loans was $4.9 million and $4.3 million for the twelve months ended December 31, 2020 and December 31, 2019, respectively.  The tax equivalent yield adjustment to interest earned on tax exempt securities was $3.5 million and $1.6 million for the twelve months ended December 31, 2020 and December 31, 2019, respectively.

(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)	Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the non-GAAP Financial Measures on the final two pages of the press release tables.

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Twelve Months Ended
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Net interest income before provision for credit losses	$121,437	$121,026	$119,491	$481,301	$468,919
Total non-interest income	23,509	28,222	20,282	98,616	81,941
Total GAAP revenue	144,946	149,248	139,773	579,917	550,860
Exclude net gain on sale of securities	(197)	(644)	(62)	(1,012)	(33)
Exclude net change in valuation of financial instruments carried at fair value	(1,704)	(37)	36	656	208
Adjusted revenue (non-GAAP)	$143,045	$148,567	$139,747	$579,561	$551,035

ADJUSTED EARNINGS	Quarters Ended			Twelve Months Ended
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Net income (GAAP)	$38,957	$36,548	$33,655	$115,928	$146,278
Exclude net gain on sale of securities	(197)	(644)	(62)	(1,012)	(33)
Exclude net change in valuation of financial instruments carried at fair value	(1,704)	(37)	36	656	208
Exclude merger and acquisition-related expenses	579	5	4,419	2,062	7,544
Exclude COVID-19 expenses	333	778	—	3,502	—
Exclude related net tax expense (benefit)	237	(24)	(1,074)	(1,239)	(1,741)
Exclude FHLB prepayment penalties	—	—	735	—	735
Total adjusted earnings (non-GAAP)	$38,205	$36,626	$37,709	$119,897	$152,991

Diluted earnings per share (GAAP)	$1.10	$1.03	$0.95	$3.26	$4.18
Diluted adjusted earnings per share (non-GAAP)	$1.08	$1.04	$1.07	$3.37	$4.38

BANR - Fourth Quarter 2020 Results
January 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Twelve Months Ended
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Non-interest expense (GAAP)	$96,759	$91,567	$93,690	$373,148	$357,728
Exclude merger and acquisition-related expenses	(579)	(5)	(4,419)	(2,062)	(7,544)
Exclude COVID-19 expenses	(333)	(778)	—	(3,502)	—
Exclude CDI amortization	(1,865)	(1,864)	(2,061)	(7,732)	(8,151)
Exclude state/municipal tax expense	(1,071)	(1,196)	(917)	(4,355)	(3,880)
Exclude REO operations	283	11	(40)	190	(303)
Exclude FHLB prepayment penalties	—	—	(735)	—	(735)
Exclude provision for credit losses - unfunded loan commitments	(1,203)	(1,539)	—	(3,559)	—
Adjusted non-interest expense (non-GAAP)	$91,991	$86,196	$85,518	$352,128	$337,115

Net interest income before provision for credit losses (GAAP)	$121,437	$121,026	$119,491	$481,301	$468,919
Non-interest income (GAAP)	23,509	28,222	20,282	98,616	81,941
Total revenue	144,946	149,248	139,773	579,917	550,860
Exclude net gain on sale of securities	(197)	(644)	(62)	(1,012)	(33)
Exclude net change in valuation of financial instruments carried at fair value	(1,704)	(37)	36	656	208
Adjusted revenue (non-GAAP)	$143,045	$148,567	$139,747	$579,561	$551,035

Efficiency ratio (GAAP)	66.76%	61.35%	67.03%	64.35%	64.94%
Adjusted efficiency ratio (non-GAAP)	64.31%	58.02%	61.19%	60.76%	61.18%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Shareholders’ equity (GAAP)	$1,666,264	$1,646,529	$1,594,034
Exclude goodwill and other intangible assets, net	394,547	396,412	402,279
Tangible common shareholders’ equity (non-GAAP)	$1,271,717	$1,250,117	$1,191,755

Total assets (GAAP)	$15,031,623	$14,642,075	$12,604,031
Exclude goodwill and other intangible assets, net	394,547	396,412	402,279
Total tangible assets (non-GAAP)	$14,637,076	$14,245,663	$12,201,752
Common shareholders’ equity to total assets (GAAP)	11.09%	11.25%	12.65%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.69%	8.78%	9.77%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,271,717	$1,250,117	$1,191,755
Common shares outstanding at end of period	35,159,200	35,158,568	35,751,576
Common shareholders’ equity (book value) per share (GAAP)	$47.39	$46.83	$44.59
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$36.17	$35.56	$33.33